Exhibit 99.2

Investor Presentation June 2021

Disclaimer

Disclaimer

This presentation does not constitute a prospectus and should under no circumstances be understood as an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or exemptions therefrom.

Trebia Acquisition Corp. ("Trebia"), S1 Holdco, LLC ("S1") and Protected.net Group Ltd. ("Protected", and together with its and S1's respective subsidiaries, collectively "System1") and their respective directors, executive officers and other members of their respective management teams or other employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Trebia's shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Trebia's directors and executive officers in Trebia's final prospectus, as amended, dated June 16, 2020 (SEC File No. 333-238824), which was filed with the SEC on June 18, 2020. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Trebia's shareholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Information concerning the interests of Trebia's and System1's participants in the solicitation, which may, in some cases, be different than those of Trebia's and System1's equity holders generally, will be set forth in the proxy statement/prospectus relating to the proposed business combination when it becomes available.

Certain information contained herein has been derived from sources prepared by third parties. While such information is believed to be reliable for the purposes used herein, none of Trebia, System1, their respective affiliates, directors, officers, employees, members, partners, shareholders or agents makes any representation or warranty with respect to the accuracy of such information.

Forward-Looking Statements

This presentation and any related oral commentary include "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, statements regarding Trebia, System1 or their respective management team's expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward looking statements, but the absence of these words does not mean that a statement is not forward looking. Forward looking statements in this presentation may include, for example, statements about System1's industry and market sizes; future opportunities for System1; expectations and projections concerning the future financial and operational performance and/or results of operations of System1; and the proposed business combination transaction between Trebia and System1, including the implied enterprise value, ownership structure and the likelihood and ability of the parties to successfully consummate the transaction.

The forward looking statements contained in this presentation are based on Trebia's and System1's current expectations and beliefs concerning future developments, and their potential effects on Trebia or System1 taking into account information currently available.

These forward looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause System1's actual financial results or operating performance to be materially different from those expressed or implied by these forward looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the business combination agreement (the "Agreement"); (2) the outcome of any legal proceedings that may be instituted against Trebia and/or System1 following the announcement of the Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the shareholders of Trebia, certain regulatory approvals, or satisfy other conditions to closing set forth in the Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on System1's business and/or the ability of the parties to complete the proposed business combination; (6) the inability to maintain the listing of combined company's shares on NYSE following the proposed business combination; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of System1 to grow and manage growth profitably, and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations (including those concerning data security, consumer privacy and/or information sharing); and (11) the possibility that Trebia or System1 may be adversely affected by other economic, business, and/or competitive factors. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Trebia's most recent filings with the SEC and will be contained in the Form S-4 (as defined below), including the proxy statement/prospectus expected to be filed in connection with the proposed business combination.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from any forward looking statements contained in this presentation. Neither Trebia's nor System1's independent auditors have audited, reviewed, compiled or performed any procedures with respect to the forward looking statements for the purpose of their inclusion in this presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. Trebia and System1 will not undertake any obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that such trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute, and should not be construed as, investment advice.

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Disclaimer (Continued)

An investment in Trebia is not an investment in any of our founders' or sponsors' past investments or companies or any funds affiliated with any of the foregoing. The historical results of these investments are not indicative of future performance of Trebia (including after the closing of the proposed business combination), which may differ materially from the performance of the founders or sponsors past investments, companies or affiliated funds.

Trademarks

This presentation may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in the presentation may be listed without the TM, SM © or symbols, but System1 will assert, to the fullest extent under applicable law, the rights of the applicable owners, if any, to these trademarks, service marks, trade names and copyrights.

Financial Information; Use of Non-GAAP Financial Measures

The financial information and data contained in this presentation have not been audited under the standards of the Public Company Accounting Oversight Board and do not conform to the requirements of Regulation S X. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement, registration statement or prospectus to be filed by Trebia with the SEC. In addition, all historical financial information of System1 included herein is preliminary and subject to change, including in connection with the audit of the financial statements. This presentation includes non GAAP financial measures, including Pro Forma Billings Adj. Revenue, Pro Forma Billings Adj. Gross Profit and Pro Forma Billings Adj. EBITDA. Trebia and System1 believe that these non GAAP measures are useful to investors for two principal reasons: (1) these measures may assist investors in comparing performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; and (2) these measures are used by System1's management and board of directors to assess its performance and may (subject to the limitations described below) enable investors to compare the performance of System1 to its competitors. Trebia and System1 believe that the use of these non GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. These non GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate these non GAAP measures differently or use different non GAAP measures financial from those used in this presentation, and therefore such measures may not be directly comparable to similarly titled measures of other companies. For reconciliation of these non GAAP financial measures used in this presentation, see "Net Income to Pro Forma Billings Adj. EBITDA Reconciliation" and "GAAP Revenue/Gross Profit to Pro Forma Billings Adj. Revenue/Gross Profit Reconciliation" in the Appendix at the end of this presentation.

Use of Projections

This presentation contains financial forecasts with respect to the System1's projected financial results. Neither Trebia's nor System1's independent auditors have audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this presentation. These projections should not be relied upon as being necessarily indicative of future results. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of System1 or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. You should review System1's audited financial statements, which will be included in the Form S 4 relating to the proposed business combination.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, a registration statement on Form S 4 (the "Form S 4") is expected to be filed by Trebia with the U.S. Securities and Exchange Commission ("SEC") that will include preliminary and definitive proxy statements to be distributed to holders of Trebia ordinary shares in connection with Trebia's solicitation for proxies for the vote by Trebia's shareholders in connection with the proposed business combination with System1 and other matters as described in the Form S 4, as well as a prospectus of Trebia relating to the offer of the securities to be issued in connection with the completion of the business combination. Trebia and System1 urge investors, shareholders and other interested persons to read, when available, the Form S 4, including the proxy statement/prospectus, as well as other documents filed with the SEC in connection with the proposed business combination, as these materials will contain important information about Trebia, System1 and the proposed business combination. Such persons can also read Trebia's final prospectus, as amended, dated June 16, 2020 (SEC File No. 333 238824), which was filed with the SEC on June 18, 2020, for a description of the security holdings of Trebia's officers and directors and their respective interests as security holders in the consummation of the proposed business combination. After the Form S 4 has been filed and declared effective, the definitive proxy statement/prospectus will be mailed to Trebia's shareholders as of a record date to be established for voting on the proposed business combination. Shareholders will also be able to obtain copies of such documents, without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to:

Trebia Acquisition Corp., 41 Madison Avenue, Suite 2020, New York, NY 10010, or (646) 450 9187.

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Presenters 4 Bill Foley Trebia Frank R. Martire Jr Trebia Michael Blend CEO & Co - Founder Tridivesh Kidambi Chief Financial Officer

Transaction Overview ● Transaction represents $1.4 billion Enterprise Value, or 11.9x and 9.1x 2021E and 2022E EV/Pro - Forma Billings Adjusted EBITDA, respectively ● Transaction is attractively priced relative to comparable companies trading multiples and operating metrics ● Use of Proceeds include 1 : ○ $250M to e xiting p rivate equity partner - Court Square Capital Partners 2 ○ $213M to management & employees ○ $55M in fees/expenses ○ $175M of cash to the balance sheet 3 ● Management is fully committed to transaction rolling $668mm and will own 52% of the business post merger ○ CEO and Co - Founder is rolling 100% of his total equity stake ● Fully backstopped equity and debt 5 Key Transaction Highlights System1 Overview System1 is a leading omnichannel customer acquisition platform, delivering high - intent customers to advertisers and to their own subscription products. In the large and growing digital advertising market, System1 is poised for 30%+ organic Billings Adj. Revenue and Billings Adj. EBITDA growth 1. Assumes $325M of debt 2. Majority holder of System1 3. Assumes zero redemptions

System1 Checks All of Our Boxes

Large TAM	✓ **System1 operates in a very large and growing market** • U.S. digital advertising was a $150B market in 2021, growing to $278B in 2024 • Serving advertisers across every industry vertical for mass relevancy
Differentiated Solution	✓ **System1's RAMP platform drives a long term sustainable advantage** • Highly automated, AI-driven customer acquisition and monetization platform • Diversified across industry verticals and marketing channels • 1st Party data (not reliant on third-party cookies) positions System1 for the future of online consumer privacy
Proven Track Record	✓ **Long track-record of performance** • $120M of 2021E Pro Forma Billings Adj. EBITDA with 94% 2021E Adj. Free Cash Flow conversion[1] • Positive PF Billings Adj. EBITDA since inception
Strong Management	✓ **Strong management team that has worked together for many years** • Founder-led management team with track record of success • Deep knowledge of sector and strong employee loyalty
Flexible Capital Structure	✓ **Strong FCF generation allows for capital structure flexibility** • Adj. Free Cash Flow gives opportunity to take on and service debt • Ability to draw additional debt positions System1 well to drive organic and inorganic growth
Proven Platform	✓ **System1 business model and technology provides a platform that scales to support organic growth and integrate M&A** • Successfully acquired and scaled 7 companies • We look to continue their success & execute on larger opportunities
Leverage Playbook	✓ **Proven track record of driving significant shareholder value** • Trebia to drive cost efficiencies and organic and inorganic growth initiatives • Experience in scaling public businesses and expanding multiples

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1. Adj. Free Cash Flow is a non-GAAP metric which we define as Billings Adj. EBITDA less capital expenditures; Adj. Free Cash Flow conversion is a non-GAAP metric, which we define as Adj. Free Cash Flow divided by Pro Forma Billings Adj. EBITDA

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Leverage Trebia Value Creation Playbook

Trebia Co-Founders have consistently scaled public businesses, executed M&A, increased margins and drove multiple expansion and public investor returns



William P. Foley II
Co-Founder



Frank R. Martire Jr
Co-Founder

	Proven SPAC Sponsor			Consistent Success in Technology Businesses with Large TAM's				Decades of Driving Significant Shareholder Value				
	Paysafe:	alight[1]	Wynn Interactive[1]	Fidelity National Financial	Black Knight	CERIDIAN[2]	dun & bradstreet	FIS[2]	fiserv.	Metavante	NCR	SYSTEM1
Industry Served	FinTech	Workplace Benefits & Payroll	Interactive Gaming	Real Estate	Mortgage	HCM[3]	Data & Analytics	FinTech	FinTech	FinTech	Technology	Technology
Organic Revenue Acceleration	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
EBITDA Margin Expansion	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Transformative Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Multiple Expansion	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Sources: Public company filings and Factset
1. Recent acquisitions / value creation in progress. Alight and Wynn Interactive transactions subject to close
2. William P. Foley II currently owns no equity in FIS or Ceridian

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Partnership Will Accelerate Business Opportunities and Drive Multiple Expansion 8 Leading omni - channel customer acquisition and monetization engine Profitable & Proven Growth Story Following Established Value Creation Playbook Compelling Entry Valuation with Attractive Transaction Structure Significant opportunity for value creation through revenue growth, margin improvement and multiple expansion

Company Overview 9

10 is a leading omnichannel customer acquisition platform , delivering high - intent customers to advertisers and to our own subscription products

System1 at a Glance ● Operates 40+ digital properties & subscription products ● Proprietary Responsive Acquisition Marketing Platform (RAMP) drives sustainable competitive advantage ● Proprietary 1 st party data positions System1 for future of online consumer privacy ● Operating at scale and profitable across highly diversified marketing & revenue channels ● Founder - led with 52% management ownership post - transaction 11 120M + Monthly Visitors 1 500M+ Monthly Distinct Search Queries 1 2M+ Active Subscribers 2 $120M 2021E Pro Forma Billings Adj. EBITDA 4B Rows of D ata Ingested Daily 3 1. Monthly average for Q1 2021 2. As of March 31, 2021 3. Daily average for March 2021

Consistent Growth & Profitability… 12 $305 $450 $580 $763 $906 2018 2019 2020 2021E 2022E $52 $79 $80 $120 $158 2018 2019 2020 2021E 2022E Note : Pro Forma Billings Adj. Revenue and Pro Forma Billings Adj. EBITDA are both billings based metrics with respect to subscrip tio n revenue . Historical periods include pro forma consolidation of pre - acquisition results. These metrics adjust our similarly titled financial metrics for differences between revenues and billings. Pro Forma Billings Adj. EBITDA ($ in millions) Pro Forma Billings Adj. Revenue ($ in millions)

…and a Highly Diversified & Resilient Business 13 Vertical Agnostic No dependency on any specific advertiser or vertical Omnichannel Acquiring customers across all major networks Revenue by Acquisition Channel 1 Billings Adj. Revenue by Vertical Note: Metrics are for the twelve months ended March 2021 on a pro forma basis 1. Excludes subscription revenue from owned and operated due to lack of comparability of renewal billings subscription revenue t o a cquisition channel Health Privacy / Security Subscription Finance Business & Technology Travel & Tourism Autos Retail Jobs & Education Other Home & Garden Leisure & Lifesytle Display Native Network Partners Search Organic Social Other

Our Business Lines 14 Owned & Operated Properties Network Partners Owned & Operated Digital Products +25 more Advertising Subscription Revenue Generated Through Digital Advertising Revenue Generated Through Digital Subscriptions 2021E Pro Forma Billings Adj. Gross Profit: $120M $41M $47M

Our 3 Key Pillars For Driving Revenue and Delivering High - intent Customers to Advertisers 15 ~$500M Spent Annually On Digital Advertising ~1.3B Visitors 800M+ Clicks to Advertisers AI - powered Marketing Unlocks Customer Intent… Deliver & Monetize High - intent Customers to Advertisers / Subscription Leverage Our Websites to Further Qualify Customer Intent…. #1 #2 #3 Note: Metrics are for the twelve months ended March 2021

16 Social Display SEM Native We Find Customers on All Major Advertising Platforms… #1 System1 Utilizes AI powered marketing to acquire users across 60 advertising verticals; System1 bids on 37,000 individual campaigns, with ~15M daily campaign optimizations and reaches 120M + customers each month Note: All metrics shown are average monthly metrics as of Q1 2021

Leverage Our Websites to Further Qualify Customers’ Purchase Intent… 17 #2 Other System1 Owned & Operated Properties 25+ more 120M + Monthly Visitors 1 500M+ Monthly Distinct Search Queries 1 40+ Internet Properties ~27M Monthly Users 1 ~35M Monthly Users 1 ~10M Monthly Users 1 Our Websites are Designed to Further Qualify Customer Intent After the Initial Engagement 1. Monthly average for Q1 2021

18 Monetizing Consumer Traffic Advertising System1 Digital Subscriptions Deliver and Monetize High - intent Customers to Advertisers / Subscription #3

RAMP Technology Enables Our Business Success 19 Content & Ad Engine UI A/B Engine A/B Programmatic Buying Platform Monetization Decisioning Real Time Revenue Attribution AI - powered Marketing Unlocks Customer Intent… Deliver and Monetize High - intent Customers to Advertisers / Subscription Leverage Our Websites to Further Qualify Customer Intent…. Ad Media Interface Machine Learning / Data Science 4B Rows of Data Ingested Daily Privacy Compliant 1 st Party Data

Recent Privacy Shifts in Digital Marketing Emphasize First - party Data… 20 First - party relationships are vital in a privacy - first world. Protecting privacy means an end to … third - party cookies - David Temkin , Director of Product Management, Ads Privacy and Trust One of the largest independent 1 st - party search providers Focused on 1 st - party intent data RAMP does not rely on 3 rd - party cookies We are well positioned as 3 rd party cookies & intrusive tracking goes away Cookie - based advertising becomes less effective

Our Responsive Acquisition Marketing Platform (RAMP) is the Underlying Technology Driving O ur S uccess 21

Our Technology Moat Widens As Our Business Grows 22 Highly Efficient Customer Acquisition Better Conversion More Customer Traffic Data - Driven Optimization Higher Monetization and Profits Closed - Loop Attribution Plug N’ Play M&A Omnichannel Vertical Agnostic End to End Tech Stack Privacy Compliant 1 st Party Data Key Competitive Advantages System1’s Virtuous F lywheel

System1’s Differentiated Positioning in the Customer Acquisition Landscape 23 Single Vertical Multi - Vertical Single Monetization Advertising + Subscription Sub - scale companies

Growth Strategy 24

Optimizations to drive acquisition & monetization efficiencies Advertising: Multiple Drivers of Growth 25 Delivering Customers to 100+ Advertisers Directly Expand our Direct - to - Advertiser business Grow & expand our international business 15M daily campaign & keyword optimizations 275M+ advertising keywords in our database 500M+ monthly distinct search queries International Advertising Revenue ($M) $9 $23 Q1 '20 Q1 '21 % of platform revenue 5% 12% $9 $23 Note: Metrics as of March 2021

High Subscriber Retention Drives Net Revenue Growth Launch New Products Subscription: Land and Expand with Existing and New Products 26 Continue to Acquire More Subscribers Increase ARPU 1 861 1,902 2018 2020 $29 + $79 + 2018 2020 1. Based on 2018 customer cohort; ARPU is calculated as billings adj. revenue divided by end of year subscribers for the cohort 56% 70% 44% 30% 2018 2020 Prior Year Subs Current Year Subs Total $42 $108

Strategic M&A Can Drive Upside to Our Projections RAMP is Built to Facilitate Plug & Play M&A Target Rich Environment Focus on Proprietary Deals & Growth Synergies 27

We Have a Successful & Growing M&A Track Record

Acquisition	Develop and augment new user acquisition channels	Build strong brands in focus markets or verticals	Diversify monetization capabilities	O&O Product Extension	Accelerate international growth
	✓	✓	✓	✓	✓
MapQuest	✓	✓	✓	✓	✓
Concourse Media	✓	✓			
Startpage		✓		✓	✓
info.com	✓	✓	✓	✓	✓
QOOL Media	✓	✓	✓		
infospace	✓	✓	✓	✓	

Startpage

- Strong consumer brand for private search with significant international presence
- Significant day 1 acquisition synergies due to superior System1 monetization terms and UI testing platform to improve RPS
- Migration to RAMP framework led to further RPS improvements



Search RPM Growth Under System1
~2x
$14.02
$6.83
LTM as of
12/31/18
Q1'21

MapQuest

- Strong consumer brand and travel-related search engine
- Underinvested by previous owner
- Superior display monetization from RAMP drove 32% increase in site monetization within 1 month of acquisition close
- Migration to RAMP led to significant opportunity to acquire and monetize traffic
- Q3 2020 up 17% YoY vs Q3 2019 (pre-acquisition), despite headwinds from COVID



Site RPM Growth Under System1
~3x
$27.40
$9.71
LTM as of
9/19/19
Q1'21

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Note: "RPM" refers to page revenue per thousand impressions; "RPS" refers to revenue per session; "O&O" refers to Owned & Operated

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High Priority M&A Opportunities 29 RAMP bolt - on technology Accelerate existing business lines Enter adjacent markets CURRENT FOCUS AREAS

300+ Employees 50% Of employees in engineering, product , & data science Michael Blend CEO & Co - Founder Tridivesh Kidambi CFO Paul Filsinger President Brian Coppola Chief Product Officer Beth Sestanovich Chief People Officer Jen Robinson Chief Technology Officer 52% 52% Pro - forma founder ownership post transaction Founder - Led Team With an Exceptionally Deep Bench 30

Financial Performance 31

A Rule of 40 Business Strong Revenue Growth and Profitability Diverse Business Model Generating Revenue Across Verticals Through Advertising and Subscriptions Strong and Consistent Organic Growth RAMP Platform Enables Continuous Optimization Driving Operating Leverage Exceptional M&A Track Record Established History of Driving Significant Growth by Leveraging RAMP Platform on M&A 1 2 3 5 4 Strong Alignment with Shareholders Founder - led Management Team Heavily Invested with Substantial Ownership Financial Highlights 32

$52 $79 $80 $120 $158 17% 18% 14% 16% 17% 2018 2019 2020 2021E 2022E $33 $37 $36 $41 $46 $80 $102 $100 $120 $155 ($9) ($1) $16 $47 $59 $104 $139 $152 $208 $260 2018 2019 2020 2021E 2022E $35 $38 $38 $42 $47 $228 $348 $434 $566 $676 $42 $64 $108 $155 $183 $305 $450 $580 $763 $906 2018 2019 2020 2021E 2022E Owned & Operated Properties Network Partners Subscription % Margin Rule of 40 Company Strong Growth Trajectory & Track Record of Profitability 33 ($ in millions) Projections Projections Projections Pro Forma Billings Adj. Revenue Pro Forma Billings Adj. EBITDA Pro Forma Billings Adj. Gross Profit ($ in millions) ($ in millions) Note: Pro Forma Billings Adj. Revenue, Pro Forma Billings Adj. Gross Profit, and Pro Forma Billings Adj. EBITDA are all billings ba sed metrics with respect to subscription revenue . Historical periods include pro forma consolidation of pre - acquisition results. These metrics adjust our similarly titled financial metrics for differences between revenues and billings.

A Highly Diversified Business Model

Diversified Across Verticals and Acquisition Channels

Billings Adj. Revenue by Vertical



Leisure & Lifestyle
Health
Home & Garden
Other
os & Education
Retail
Autos
Travel & Tourism
Business & Technology
Finance
Privacy / Security Subscription

Relationships with search networks enable vertical diversification

Revenue by Acquisition Channel[1]



Social
Other
Display
Organic
Native
Network Partners
Search

RAMP identifies & scales marketing across the most efficient channels

Resiliency through COVID



Pro Forma Billings Adj. Gross Profit[2]
($ in millions)
Resilience through COVID19
21%
$31
$32
$35
$41
$37
$27
$39
$49
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
2019
2020

Diversification Leads to Resilient Business Model

Note: Metrics are for the twelve months ended March 2021 on a pro forma basis

1. Excludes subscription revenue from owned and operated due to lack of comparability of renewal billings subscription revenue to acquisition channel
2. Pro Forma Billings Adj. Revenue and Pro Forma Billings Adj. Gross Profit are both billings based metrics with respect to subscription revenue. Historical periods include pro forma consolidation of pre-acquisition results. These metrics adjust our similarly titled financial metrics for differences between revenues and billings.

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$0 $30 $60 $90 $120 $150 2017 2018 2019 2020 2021E 2016 Cohort 2017 Cohort 2018 Cohort 2019 Cohort 2020 Cohort 2021E Cohort ($9) ($1) $16 $47 2018 2019 2020 2021E 0.9 1.2 1.9 2.7 2018 2019 2020 2021E Highly Predictable Recurring Revenue Model Acquisition of Protected Drives Our Subscription Business (in millions) 35 Customer Count Subscription Adj . Gross Profit ($ in millions) 8 5%+ from Existing Customers Subscription Adj. Revenue ($ in millions) System1 has been investor & partner since 2018 #1 #2 #3 #4 Prior period investments in customer acquisition provides revenue lift in 2021 and beyond Strong pipeline of new subscription products provides platform for long - term growth Became profitable on a billings basis in Q4 20 Note: Pro Forma Billings Adj. Revenue and Pro Forma Billings Adj. Gross Profit are both billings based metrics with respect to subs cri ption revenue. Historical periods include pro forma consolidation of pre - acquisition results. These metrics adjust our similarly titled financial metrics for differences between revenues and billings.

Historical and Projected Financial Detail

($ in millions)

	2018	2019	2020	2021E	2022E
Pro Forma Billings Adj. Revenue					
Owned & Operated Properties	$228	$348	$434	$566	$676
Network Partners	35	38	38	42	47
Advertising Total	**$263**	**$386**	**$472**	**$608**	**$723**
Subscription	42	64	108	155	183
Total	**$305**	**$450**	**$580**	**$763**	**$906**
YoY Growth		*48%*	*29%*	*32%*	*19%*
Pro Forma Billings Adj. Gross Profit					
Owned & Operated Properties	$80	$102	$100	$120	$155
Network Partners	33	37	36	41	46
Advertising Total	**$113**	**$140**	**$136**	**$161**	**$201**
Subscription	(9)	(1)	16	47	59
Total	**$104**	**$139**	**$152**	**$208**	**$260**
% Margin	*34.2%*	*30.9%*	*26.3%*	*27.3%*	*28.7%*
Operating Expense	$52	$60	$72	$88	$102
Pro Forma Billings Adj. EBITDA	**$52**	**$79**	**$80**	**$120**	**$158**
% Margin	*17.1%*	*17.6%*	*13.8%*	*15.8%*	*17.4%*
YoY Growth		*52%*	*1%*	*50%*	*31%*
Less: Capitalized Software	($5)	($6)	($6)	($7)	($9)
Less: Capital Expenditures	($1)	($1)	($0)	($0)	($0)
Adj. Free Cash Flow	**$47**	**$72**	**$73**	**$113**	**$149**
Adj. FCF / Billings Adj. EBITDA	*89.6%*	*91.3%*	*91.8%*	*94.1%*	*94.5%*

Note: Pro Forma Billings Adj. Revenue, Pro Forma Billings Adj. Gross Profit and Pro Forma Billings Adj. EBITDA are billings based metrics with respect to subscription revenue. Historical periods include pro forma consolidation of pre-acquisition results. These metrics adjust our similarly titled financial metrics for differences between revenues and billings.

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A fast growing and profitable business RAMP platform provides a strong and sustainable competitive advantage A highly diversified business across its marketing and monetization capabilities Proven M&A capabilities x x x x x Strong, industry - experienced and founder - led management team Investment Highlights 37

Transaction Overview 38

Transaction Overview

Sources and Uses ($m)[1]

Sources	Amount	%
SPAC Cash	$518	34%
S1 / Protected Equity Rollover	668	43%
Term Loan Debt[2]	325	21%
Cash on Balance Sheet	28	2%
Total Sources	**$1,538**	**100%**

Uses	Amount	%
Cash to Court Square	$250	16%
Cash to S1 / Protected Management	213	14%
Cash to Balance Sheet	175	11%
S1 / Protected Management Rollover	668	43%
Paydown Existing Debt	178	12%
Fees & Expenses	55	4%
Total Uses	**$1,538**	**100%**

Pro Forma Valuation ($m)

Valuation	Amount
PF Shares Outstanding	128.5
Share Price	$10.00
PF Equity Value	**$1,285**
(+) PF Net Debt[3]	150
PF Enterprise Value	**$1,435**
PF EV / 2021E PF Billings Adj. EBITDA	***11.9x***
PF Net Debt / 2021E PF Billings Adj. EBITDA	***1.2x***
2021E PF Billings Adj. EBITDA	***$120***

Pro Forma Ownership[4]



Founder Shares
8%
SPAC Investors
40%
S1 / Protected Management
52%

Note: Assumes no redemptions; The transaction provides for 100% backstop in the case of Trebia shareholder redemptions. The $518 million of cash held in Trebia's trust account is backstopped by the $200 million equity commitment from Cannae, together with $218 million of the BofA Securities debt commitment, which will be utilized as a backstop for potential future redemptions by Trebia public stockholders. This in conjunction with the potential for management to roll additional equity creates a 100% backstop for potential future redemptions.

1. Sources and uses represent the merger of both Protected and System1 into Trebia Acquisition Corp.
2. $400m of total committed debt
3. Represents debt of $325m less cash of $175m
4. Excludes impact of warrants, excludes 1.45m sponsor shares and 1.45m sponsor shares which are transferred to management (both are restructured as an earnout at a $12.50 threshold). Includes 66.75m existing shareholders rollover shares, 10.00m SPAC sponsor shares, and 51.75m SPAC investors shares

39

Leading User Acquisition & Monetization Businesses Defining System1’s Public Comparables 40

Peer Trading Analysis – Operational Benchmarking 41 2020 - 2021 Revenue Growth 31.7% 26.8% 24.3% 22.0% 20.2% 17.4% 14.0% 11.9% Median: 20.2% (1) Source: FactSet (as of 6/18/21 ) Note: System1 metrics are based on Pro Forma Billings Adj. Revenue & Pro Forma Billings Adj. EBITDA; Metrics for comparable companies prese nte d are calculated on a Revenue & Adj. EBITDA basis 1. 2020 financials for TechTarget are pro - forma for the BrightTALK acquisition. 2021 - 2022 Revenue Growth 18.6% 27.8% 19.1% 16.2% 16.0% 13.3% 10.4% 6.8% Median: 16.0% EBITDA Margin EBITDA Margin 15.8% 6.5% 33.8% 13.0% 9.4% 28.5% 9.2% 40.0% 17.4% 10.3% 7.8% 16.6% 27.7% 34.2% 10.4% 40.1%

TEV / 2021 EBITDA TEV / 2022 EBITDA Peer Trading Analysis – Valuation Benchmarking 42 11.9x 42.6x 34.5x 24.9x 23.5x 16.5x 15.7x 11.1x Median: 23.5x 9.1x 30.4x 24.2x 21.7x 15.9x 14.0x 13.2x 10.4x Median: 15.9x Source: FactSet (as of 6/18/21 ) Note: System1 metrics are based on Pro Forma Billings Adj. Revenue & Pro Forma Billings Adj. EBITDA; Metrics for comparable companies prese nte d are calculated on a Revenue & Adj. EBITDA basis

5.0x 10.0x 15.0x 20.0x 25.0x 30.0x 35.0x 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% Regression: TEV / EBITDA vs. Revenue Growth 43 2021 - 2022 Revenue Growth TEV / 2022 EBITDA R 2 = 77.6% Source: FactSet (as of 6/18/21 ) Note: System1 metrics are based on Pro Forma Billings Adj. Revenue & Pro Forma Billings Adj. EBITDA; Metrics for comparable companies prese nte d are calculated on a Revenue & Adj. EBITDA basis

Appendix 44

System1 GAAP Historical Statement of Operations 45 Note : 2020 and 2019 figures are from 2020 audit, 2018 figures are from 2019 audit. System1 Holdco's Protected.net investment in 2018 and divestiture in 2020 are presented as discontinued operations in all periods. 2018 figures include Protected.net , while it is excluded from 2019 and 2020. 2018 2019 2020Revenue $269 $407 $476 Operating Costs and Expenses Cost of revenues 183 276 341 Salaries, commissions, and benefits 42 48 56 Selling, general, and administrative 26 20 23 Depreciation and amortization 6 11 14 Total operating costs and expenses $257 $355 $433 Operating Income 12 52 43 Interest Expense 19 26 24 Other Expense - 1 - Income Tax Expense - 1 2 Net Loss ($7) $24 $16 Net Income (Loss) from Continuing Operations (2) 24 16 Net Income (Loss) Attributable to Non-Controlling Interest (5) (15) 47 Net Income (Loss) Attributable to S1 Holdco (7) 9 64 ($ in millions)

Protected GAAP Historical Statement of Operations 46 2019 2020Revenue $53 $91 Cost of revenues (12) (18) Gross Profit $41 $73 Administrative Expenses (61) (91) Other Operating Income 0 2 Interest Payable and Similar Expenses 0 0 (Loss) / Profit Before Taxation (20) (16) Tax on (Loss) / Profit 0 0 (Loss) / Profit for the Financial Year ($20) ($16) ($ in millions)

Net Income to Pro Forma Billings Adj. EBITDA Reconciliation

($ in millions)

	2018	2019	2020
S1 Holdco GAAP Net Income	($2)	$24	$16
Taxes	-	1	2
Interest	19	26	24
D&A	6	11	14
S1 Holdco GAAP EBITDA	$23	$62	$56
(1) Other Income/Expense	1	1	0
(2) Stock-Based Compensation	14	12	9
(3) Discontinued Business Lines	(6)	(1)	1
(4) Non-Recurring & Restructuring	1	(9)	(17)
(5) Acq-Related Adjustments (includes Protected)	12	3	13
Pro Forma Adj. EBITDA	$45	$68	$62
(6) Adjustment for Difference Between GAAP Revenue and Billings	$7	$11	$18
Pro Forma Billings Adj. EBITDA	$52	$79	$80

1. Non-cash adjustments related to foreign exchange and asset disposals
2. Comprised of distributions to equity holders and non-cash stock based compensation
3. Business lines discontinued in 2020
4. Includes acquisition related fees and other non-recurring charges
5. Pre-acquisition EBITDA for acquired businesses
6. GAAP to billings adjustment for subscription business

Note: Pro Forma Billings Adj. EBITDA is a billings based metric with respect to subscription revenue. Historical periods include pro forma consolidation of pre-acquisition results. This metric adjusts our similarly titled financial metrics for differences between revenues and billings. The company is not able to reasonably reconcile Pro Forma Billings Adj. EBITDA to net income for 2021 and 2022 due to the uncertainty around certain components of GAAP Net Income, including the future mix of subscription terms for existing and new customers, and stock based compensation.

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GAAP Revenue/Gross Profit to Pro Forma Billings Adj. Revenue/Gross Profit Reconciliation

($ in millions)

	2018	2019	2020	Q1 19	Q2 19	Q3 19	Q4 19	Q1 20	Q2 20	Q3 20	Q4 20
GAAP Revenue	**$269**	**$407**	**$476**	**$86**	**$96**	**$97**	**$128**	**$123**	**$100**	**$117**	**$136**
(1) Discontinued Business Lines	(53)	(40)	(6)	(9)	(11)	(8)	(13)	(5)	(0)	-	-
(2) Acq-Related Adjustments (includes Protected)	82	72	92	20	18	19	15	19	22	26	25
Pro Forma Revenue	**$298**	**$439**	**$562**	**$97**	**$103**	**$108**	**$131**	**$136**	**$122**	**$143**	**$161**
(3) Adjustment for Difference Between GAAP Revenue and Billings	7	11	18	3	1	1	5	4	5	2	6
Pro Forma Billings Adj. Revenue	**$305**	**$450**	**$580**	**$100**	**$104**	**$110**	**$136**	**$141**	**$126**	**$145**	**$167**

	2018	2019	2020	Q1 19	Q2 19	Q3 19	Q4 19	Q1 20	Q2 20	Q3 20	Q4 20
GAAP Gross Profit	**$86**	**$132**	**$135**	**$27**	**$31**	**$33**	**$41**	**$36**	**$26**	**$33**	**$39**
(1) Discontinued Business Lines	(0)	(5)	(0)	(1)	(2)	(1)	(2)	(0)	(0)	-	-
(2) Acq-Related Adjustments (includes Protected)	12	1	(0)	2	2	2	(4)	(3)	(4)	3	4
Pro Forma Gross Profit	**$97**	**$128**	**$135**	**$28**	**$31**	**$34**	**$36**	**$33**	**$22**	**$37**	**$43**
(3) Adjustment for Difference Between GAAP Revenue and Billings	7	11	18	3	1	1	5	4	5	2	6
Pro Forma Billings Adj. Gross Profit	**$104**	**$139**	**$152**	**$31**	**$32**	**$35**	**$41**	**$37**	**$27**	**$39**	**$49**

(1) Business lines discontinued in 2020

(2) Pre-acquisition revenue and gross profit for acquired businesses

(3) GAAP to billings adjustment for subscription business

Note: Pro Forma Billings Adj. Revenue and Pro Forma Billings Adj. Gross Profit are billings based metrics with respect to subscription revenue. Historical periods include pro forma consolidation of pre-acquisition results. These metrics adjust our similarly titled financial metrics for differences between revenues and billings. The company is not able to reasonably reconcile Pro Forma Billings Adj. Revenue and Gross Profit to their corresponding GAAP metrics due to uncertainty around certain components of GAAP revenue, including the future mix of subscription terms for existing and new customers.

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Peer Public Market Data (3) 49 ($ in millions) Share Market Enterprise TEV / Rev TEV / EBITDA Revenue Growth EBITDA Growth s Price Cap ($mm) (1) Val ($mm) (2) CY21E CY22E CY21E CY22E CY21E CY22E CY21E CY22E CY21E CY22E NA NA $1,435 1.9x 1.6x 11.9x 9.1x 31.7% 18.6% 50.4% 30.9% 15.8% 17.4% User Monetization $131.49 $6,370 $7,556 4.5x 4.2x 11.1x 10.4x 14.0% 6.8% 10.3% 7.0% 40.0% 40.1% 214.79 2,958 3,397 3.1 2.6 23.5 15.9 22.0% 16.2% 16.9% 48.1% 13.0% 16.6% 41.52 2,711 2,823 4.0 3.1 42.6 30.4 20.2% 27.8% 14.1% 40.1% 9.4% 10.3% 10.05 2,585 2,000 4.5 3.9 15.7 14.0 17.4% 16.0% 19.8% 12.6% 28.5% 27.7% 68.77 1,941 2,072 8.4 7.4 24.9 21.7 24.3% 13.3% 36.9% 14.6% 33.8% 34.2% 33.97 1,026 989 2.2 1.9 34.5 24.2 26.8% 19.1% 55.9% 42.6% 6.5% 7.8% 18.05 988 900 1.5 1.4 16.5 13.2 11.9% 10.4% 26.0% 24.5% 9.2% 10.4% User Monetization Mean 4.0x 3.5x 24.1x 18.5x 19.5% 15.7% 25.7% 27.1% 20.1% 21.0% User Monetization Median 4.0x 3.1x 23.5x 15.9x 20.2% 16.0% 19.8% 24.5% 13.0% 16.6% Company EBITDA Margins (4) (5) Source: Company filings, Factset , Capital IQ and Wall Street research. Note: Market data as of June 18, 2021. Financial data excludes amortization of intangibles, the impact of stock - based compensation expense and one - time charges. 1. Market Value based on diluted shares outstanding. 2. Enterprise Value = Market Value + Total Debt + Preferred Stock + Minority Interest - Cash & Equivalents - Short - Term Investments - Long - Term Investments. 3. System1 metrics are based on Pro Forma Billings Adj. Revenue & Pro Forma Billings Adj. EBITDA. 4. Assumes current net debt of $152mm. 5. 2020 financials for TechTarget are pro - forma for the BrightTALK acquisition.

Summary Risk Factors

The list below is a summary of risks that apply to our business and industry, but does not intend to cover all the risks that may apply to our business or operations or the industries in which we operate. Our business, financial condition or results of operations could be materially and adversely affected by any of the risks listed below, as well as other risks not otherwise identified.

Risks related to our business and industry that you should consider and evaluate with respect to the Company, include, but are not limited to:

- If our responsive acquisition marketing platform (RAMP) is unable to acquire users with relevant commercial intent to our internet properties or those of our advertisers, we and our network partners may not be able to profitability monetize such users. If we are unable to provide value to our network partners, they may decline to utilize our monetization offerings for such acquired users, which would harm our future revenue and operating results.
- To the extent that search engines, applications available through app marketplaces and/or social media platforms upon which we rely for users and first party data limit or increasingly limit, eliminate or otherwise affect our ability to collect, access, process and/or use data about or derived from our users or subscribers, including profile elements such as IP address, device or browser type, or search query, our business, financial condition and results of operations could be adversely affected.
- We rely on large scale marketing partners, such as Google, Facebook and Taboola, and our network partners for a significant portion of our user traffic. Traffic acquired and/or referred through these marketing partners also provides (first party) data that improves the predictive power of our responsive acquisition marketing platform, which we leverage to deliver users with the relevant commercial intent to our advertisers or our subscription offerings. If we are unable to maintain relationships with our marketing partners, our business, financial condition and results of operations could be adversely affected.
- Recently announced or implemented changes around data privacy and information sharing from some of the largest internet search engines, advertising networks, social media platforms, mobile and desktop operating systems and mobile application marketplaces, including those from operated by Apple and Google, may have a negative impact on our business by reducing the availability of data inputs that inform our RAMP platform and drive our results of operations.
- Any decline in the supply of advertising or any increases in the costs of this advertising could negatively impact our profitability on monetized traffic by reducing the advertiser demand for available advertising inventory. In addition, if the cost to acquire users through our various marketing partners increases, it may hinder our ability to achieve our anticipated growth plan due to lower volumes of acquired users.
- Marketing or customer acquisition efforts designed to drive users to our various internet properties at sufficient scale to take advantage of our RAMP platform may not be successful or cost effective.
- Our ability to market our internet properties across our user acquisition channels is subject to the policies of the relevant third party seller, marketing affiliate or publisher, including search engines and social media platforms with high levels of traffic driving users.
- Some of our competitors may be more competitively well positioned in geographical areas or be able to take better advantage of user demographics or other key attributes, and reduce our overall effectiveness in geographic markets or advertising verticals that we currently serve or may serve in the future.
- Our inability to continue to innovate and compete effectively against new advertising products or service offerings, or quickly adjust to changing market or pricing dynamics vis a vis our competitors could result in reduced levels of engagement of our users and lower monetization yields, which could adversely affect our business, financial condition and results of operations.
- Our revenue is dependent on our arrangements with our key monetization partners, including Google and Bing, and any adverse changes in these agreements could adversely affect our business, financial condition and results of operations. These arrangements also have significant operational and contractual requirements that we must adhere to, and therefore we are subject to their practices, policy guidelines and dependent on maintaining these relationships with superior policy and network compliance, platform enhancements and diligent partner vetting and onboarding. These agreements may generally be terminated immediately or with minimal notice and may not be renewed in the future on the same terms and conditions that we currently operate or at all, and the products and monetization services provided under these key arrangements may not be easily replaced with other providers or on substantially comparable terms.
- We operate in a highly competitive environment, with a consistent and growing stream of new products and entrants, improved service offerings, frequent technological developments, changes in industry and regulatory standards, and changes in customer requirements and preferences, and we may not be able to sufficiently keep pace with these developments and offerings or evolving technology.
- Our future growth plans rely on increasing and improving our direct relationships with advertisers across many industries or verticals, many of which have longer payment cycles than our current group of network partners.
- We are subject to risks associated with credit card payments, including credit card fees, which may increase over time, chargebacks due to fraud or cancellations and the reliance on third party vendors for payment processing services.
- Our projected financial results are based on assumptions that may not materialize and are subject to uncertainties, and our actual results may be materially different.

S1

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Summary Risk Factors (Continued)

- Our ongoing business and future prospects would be harmed if there are significant or sudden changes to technologies currently integrated into our RAMP platform, which drives a significant portion of our business, including new versions or upgrades of mobile or desktop operating systems, search engine algorithms and internet browsers that adversely impact the process by which third party publishing sites or search networks interface with our RAMP platform.
- Should the providers of key technology or systems that inform and provide data inputs to our RAMP platform, particularly web browsers, search engines, mobile applications, advertising exchanges and native advertising networks, further block, constrain or restrict our ability to offer or change search properties, or materially change their guidelines, technology or the way they operate, our ability to generate revenues from our users' search activity could be significantly reduced.
- Events that could adversely impact our brands and brand building efforts include: product and service quality concerns, consumer complaints or lawsuits, changes in consumer and data privacy laws impacting our practices, lack of awareness of the policies of our various businesses or how they are applied in practice, our failure to timely respond to a user, service professional or partner feedback, ineffective advertising, inappropriate or unlawful actions taken by users, actions taken by governmental or regulatory authorities, data protection issues and security breaches and related bad publicity.
- Our revenue and operating results depend significantly on our ability to retain our existing customers, and add new customers (including network partners), and any decline in our retention rates or failure to add new customers will harm our future revenue and operating results.
- Our success depends, in part, on the integrity, quality, efficiency and scalability of our network systems, technology and infrastructure, and those of key third parties on which we rely, including cloud and/or data processing and data warehousing service providers.
- We rely on complex and integrated information technology systems and networks to operate our business, including deploying our RAMP platform. Any significant system or network disruptions could expose us to legal liability, impair our reputation or have a negative impact on our business, financial condition and results of operations.
- We may not be able to protect our network systems, technology and infrastructure from the increasing and evolving threat of cyberattacks, or insulate ourselves from cyberattacks experienced by third parties.
- Improper access to, or misappropriation, destruction or disclosure of confidential, personal/consumer or proprietary data as a result of employee or vendor malfeasance, cyber attacks, malware and insufficiently protected I.T. systems and/or networks could result in financial loss, regulatory scrutiny, legal liability or harm to our reputation.
- We could be subject to changes in tax rates, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities on internet advertising or transactions or on our businesses generally.
- The market for programmatic and performance based advertising is relatively new and evolving rapidly. If this market develops slower or evolves differently than we expect, our business, growth prospects and financial condition would be adversely affected.
- Our overall business is sensitive to general economic conditions or trends, particularly those that adversely impact advertising spend levels, consumer confidence and consumer spending behavior.
- Our inability to effectively manage our future growth could cause our businesses to suffer, which could have an adverse effect on our financial condition and operating results.
- We anticipate that our future growth will require substantial financial and other resources, including to complete targeted acquisitions in strategic or complimentary areas, continue research and development of new and enhanced products and services, invest in our product and engineering teams and continue to develop, design and secure our I.T. network and systems, and some of these significant investments may not yield anticipated returns.
- Advertisers and our network partners can use alternative supply and demand side platforms, advertising networks and/or advertising exchanges for their programmatic digital advertising buying and selling or customer acquisition needs instead of leveraging our RAMP platform.
- The success of our advertising and marketing businesses also depend, in part, on our ability to continue competing for market share of available advertising expenditures and budgets, as more traditional offline and emerging media companies continue to enter the online advertising marketplace.
- Our business depends on consumers' continued and unimpeded access to high speed internet, and the development and maintenance of the global internet infrastructure.
- Unfavorable global economic conditions, including as a result of health, safety, travel and spending/saving concerns related to the impacts of the COVID 19 pandemic, could adversely affect our business, financial condition or results of operations.
- The extent to which ongoing and future developments related to the global impact of the COVID 19 pandemic and related vaccination measures designed to curb its spread continue to impact our business, financial condition and results of operations, all of which are highly uncertain. Many of these ongoing and future developments are beyond our control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments.

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Summary Risk Factors (Continued)

- We are, and may in the future become, subject to a variety of international, federal, state and local laws and regulations, as well as evolving industry standards and practices, including those affecting consumer privacy and data protection, advertising regulations, and overall internet based policies, many of which are changing rapidly, and in some cases, are inconsistent and conflicting or subject to differing interpretations, all of which could subject us to claims or otherwise harm our business.
- Our actual or perceived failure to protect consumers' personal information and/or data, or our ability to engage in business practices that respect users' privacy could damage our reputation and brand and harm our business and operating results.
- If any of the search engines, applications available through various app marketplaces or social media platforms through which we source our traffic, and/or distribute and monetize our products and services were to experience a data or security breach, third parties could gain unauthorized access to our systems and networks as well as the first party data that we maintain with respect to our users and subscribers, all of which could indirectly harm the reputation of our brands and businesses and, in turn, adversely affect our business, financial condition and results of operations.
- Our failure to meet content and inventory standards and provide services that our advertisers and inventory suppliers trust could harm our brand and reputation and negatively impact our business, financial condition and operating results.
- We may not be able to adequately protect or prosecute our intellectual property rights.
- Federal, state and international laws regulating telephone and messaging marketing practices and internet advertising impose obligations on advertisers, which could increase our costs or reduce our ability to expand our business.
- Failure to comply with industry self regulation could harm our brand, reputation and business.
- International expansion subjects us to additional costs and risks that can adversely affect our business, financial condition and operating results.
- Future acquisitions, strategic investments or third party alliances could disrupt our business and harm our financial condition and operating results.
- We may become involved in litigation that could damage our reputation with our monetization partners and/or network partners, and which could also harm the value of our business.
- Our future success will depend upon our continued ability to identify, hire, develop, motivate and retain highly skilled, diverse and talented individuals, particularly those with significant relevant industry experience across internet advertising, product development, engineering, technology infrastructure and data science to build out our business teams and maintain our senior management team.
- We have entered into, and may in the future enter into, credit facilities which may contain operating and financial covenants that restrict or otherwise limit our business and financing activities, including our ability to acquire assets or businesses, invest in ancillary businesses and make capital expenditures.
- Exposure to foreign currency exchange rate fluctuations could negatively impact our operating results.

Risks related to the business combination, including that:

- The business combination may not achieve the expected or anticipated synergies and benefits of combining System1 and Protected, and the integration of these businesses may be more difficult than anticipated.
- The post business combination company will be a holding company, and its only material assets after completion of the business combination will be its interests in System1 and Protected. As a result, it will be dependent upon distributions made by its subsidiaries to pay taxes, make payments under the tax receivable agreement and pay any dividends.
- If the business combination's benefits do not meet the expectations of investors or securities analysts, the market price of the acquiror's securities or, following the closing, the post business combination public company's securities, may decline.
- If we fail to maintain an effective system of internal control over financial reporting in the future, including as required under Section 404(a) of the Sarbanes Oxley Act, we may not be able to accurately or timely report our financial condition or results of operations.
- Following the consummation of the business combination, the post business combination company will incur significantly increased operating expenses and administrative burdens as a public company, including expenses and increased personnel related to legal, accounting, financial reporting and regulatory matters.

S1

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